Exhibit 5.1

Sierchio Law, LLP

430 Park Avenue Suite 702 New York, New York 10022 Tel: (212) 246-3030	29 Reed Road Valatie, New York 12184 Tel: (518) 392-4980

November 20, 2024

SolarWindow Technologies, Inc.

9375 E Shea Blvd.

Suite 107B

Scottsdale, Arizona 85260

C/O: President and Chief Executive Officer

Re: SolarWindow Technologies, Inc.-- Registration Statement on Form S-1 No. 333-282721

Ladies and Gentlemen:

We have acted as counsel to SolarWindow Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed resale by the selling stockholders named in the Registration Statement of up to 898,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon exercise of vested stock options

The term “Option Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Option Shares.

As such counsel we have reviewed copies of (i) the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect on the date hereof, (iii) the stock option agreements governing the Stock Options, and (iv) resolutions of the Board of Directors of the Company granting the Stock Options and authorizing the issuance of the Option Shares upon exercise of the Stock Options and the filing of the Registration Statement.

We have also reviewed other documents and made other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied with your consent upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties, other than the Company, signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In addition, we have assumed that: (a) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill

Sierchio Law, LLP
SolarWindow Technologies, Inc. Registration Statement 333-282721 November 20, 2024 Page 2 of 2

all of the requirements of the Act, throughout all periods relevant to the opinion, (b) the Option Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and (c) all offers and sales of the Option Shares will be made in compliance with the securities laws of the states having jurisdiction thereof.

This letter is limited to matters governed by Chapter 78 of the Nevada Revised Statutes. We do not express any opinion with respect to the laws of any other state.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that Option Shares will, when issued upon exercise of the Stock Options, as applicable, and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by people entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Option Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is rendered on and speaks only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned reviews and examination, and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

Sierchio Law, LLP

/s/ Joseph Sierchio

Joseph Sierchio, Principal